Exhibit B-5
                              PULP MILL ACQUISITION
                                   TERM SHEET
                               JUBILEE PULP, INC.

           This Pulp Mill Acquisition Term Sheet (this "Term Sheet") sets forth terms with respect to the offer extended by Jubilee Pulp, Inc., a South Carolina corporation ("Jubilee") to Mobile Energy Services Company, L.L.C., an Alabama limited liability company ("MESC") for the acquisition or lease, as applicable (the "Acquisition") by Jubilee of (i) certain services provided by, and assets of, MESC as specifically identified herein (the "MESC Assets") and (ii) certain assets from Kimberly-Clark Tissue Company, a Pennsylvania corporation ("KCTC") consisting of both real and personal property, specifically identified in the Asset Purchase Agreement (as hereinafter defined) (the "Mill Assets") (collectively, the "MESC Assets" and "Mill Assets" shall be referred to as the "Assets"), which in the case of clause (ii) above are located at the site of the pulp mill (the "Mill") currently owned by KCTC in Mobile, Alabama. This Term Sheet shall be binding on Jubilee upon the execution and delivery of this Term Sheet. MESC's obligations under the Term Sheet and the terms of definitive documentation evidencing the terms hereof are subject to approval by the United States Bankruptcy Court for the District of Alabama in MESC's pending Chapter 11 case (the "Bankruptcy Court"). In addition, MESC's obligations under this Term Sheet and the terms of definitive documentation evidencing the terms hereof are subject to the approval of the steering committee of holders of a majority of the bonds of MESC (the "Committee"). Capitalized terms used in the Term Sheet without definitions shall have the meanings assigned thereto in the Asset Purchase Agreement (as defined below).

Description of the Mill Assets:     The Mill Assets are
                                    fully described in the Asset Purchase
                                    Agreement (as defined below) and, as
                                    applicable, the schedules thereto.

Description of the MESC Assets:     The MESC Assets shall
                                    include: (i) MESC's interests in the
                                    existing black liquor recovery boiler, one set of evaporators plus one back-up unit and related assets, all as set forth in Exhibit
                                    F hereto; (ii) the obligations of MESC under the Services Agreement (as defined herein);
                                    and (iii) theassignment by MESC to Jubilee of MESC's rights under that certain option agreement, dated February 8, 2000, between KCTC and MESC (the "Option Agreement").

Project: The Jubilee agrees to use the Assets and its best efforts to develop an 800 ton per day
                                    (tpd) pulp mill on the existing Mill site
                                    (the "New Pulp Mill").

Purchase Structure:                 The Acquisition will be
                                    structured (i) as a purchase of the Mill
                                    Assets by Jubilee from KCTC for nominal
                                    consideration payable in cash to KCTC (as set forth in the Asset Purchase Agreement) and (ii) as a lease of the MESC Assets as described below.

                                    A new special purpose bankruptcy remote
                                    Delaware limited liability company (the
                                    "LLC") will be formed by Jubilee and Mobile
                                    Energy Services Holdings, Inc. ("MESH") to acquire the MESC Assets (following the dividend of the MESC Assets to MESH as provided below) for the purpose of leasing the MESC Assets to Jubilee. In connection with the formation of the LLC, MESH and Jubilee shall enter into an Operating Agreement (the "Operating Agreement"), a copy of which will be attached hereto as Exhibit B. The Operating Agreement shall provide for the respective rights of MESH and Jubilee with respect to the management and the allocation and distribution of profits, losses, and capital of the LLC, on terms reasonably acceptable to MESH, that MESH shall not assign its rights to the Participating Preferred Units to any unaffiliated third party without the prior written consent of Jubilee (which consent shall not be unreasonably withheld), that Jubilee, in its capacity as 98% owner of the LLC, shall be solely responsible for any ongoing capital expenditures relating to the maintenance of the MESC Assets and shall include the other provisions described below.


                                    Immediately prior to or concurrently with the consummation of the Acquisition, MESC will dividend to MESH all of the MESC Assets; provided that the transfer of the MESC Assets contemplated by this Term Sheet shall be conditioned upon The Southern Company's, Southern Energy, Inc.'s and their affiliates' ownership interests in MESH and MESC having been terminated without replacement by any other ownership interests.

                                    Immediately prior to or concurrently with the consummation of the Acquisition, Jubilee will contribute its recourse promissory note in the amount of $196,000 to the LLC in exchange for common units in the LLC (the "Common Units") entitling Jubilee to 98% of all profits realized by the LLC (after payment of the preferred return allocable to the participating preferred units in the LLC (the "Participating Preferred Units") held by MESH)) and 98% of all assets realized upon the liquidation of the LLC (after payment of the Liquidation Preference (as defined below) allocable to the Participating Preferred Units).

                                    Immediately prior to or concurrently with the consummation of the Acquisition and following the dividend of the MESC Assets to MESH, MESH will contribute its recourse promissory note in the amount of $4,000 and the MESC Assets to the LLC in exchange for the Participating Preferred Units in the amount of $47,500,000 entitling it to: (i) a preferential right to distributions equal to a stated return on the amount of the outstanding Participating Preferred Units (the "Preferred Return"), (ii) 2% of all profits realized by the LLC in excess of the Preferred Return, and (iii) a preferential return of the Participating Preferred Units and Preferred Return in the event of a liquidation of the LLC plus 2% of all assets realized upon the liquidation of the LLC in excess of the Liquidation Preference.

                                    The Preferred Return on profits will be
                                    equal to 8% per annum on the Participating
                                    Preferred Units then outstanding as accrued from the initial date of issuance of such Participating Preferred Units.

                                    The liquidation preference will be
                                    $47,500,000 initially and thereafter will be equal to the principal amount of the Participating Preferred Units outstanding at the time of liquidation (the "Liquidation Preference").

                                    The Operating Agreement will provide for the maintenance of capital accounts under Treas. Reg. ss. 1.704-1(b)(2)(iv), and liquidation of the LLC will be in accordance with the positive capital accounts of the members. For capital account purposes, income will be allocated to the Participating Preferred Units as required under the "safe harbor" in Treas. Reg. ss. 1.707-4(b), i.e., book income will be allocated (if there is any such income) equal to the amount of the Preferred Return and, if there is income in excess of the Preferred Return during the first two years, up to the amount by which total distributions to the Participating Preferred Units (as described below) exceed the Preferred Return during such years.

                                    The Participating Preferred Units will be redeemed by the LLC (including any accrued and unpaid Preferred Return thereon) in equal monthly installments commencing upon the earlier of (i) October 31, 2001 and (ii) 60 days after the initial date of operation of the New Pulp Mill (the "Initial Redemption Date"); provided, however, that the amount of Participating Preferred Units redeemed during the first two years of the LLC's existence will be limited so that the total amount of Preferred Return and Participating Preferred Unit redemption payments made to MESH in the first two years will not exceed the sum of (i) 150% of the "applicable federal rate" times $47,500,000 plus (ii) the amount of reimburseable capital expenditures under Treas. Reg. ss. 1.707-4(d). The first redemption of Participating Preferred Units during the third year of the LLC's existence shall include a catch up payment (in addition to any other scheduled redemption payment) in an amount equal to the difference between the actual redemption payments made during each of the first two years of the existence of the LLC and the amount which would have been paid to MESH by the LLC to redeem Participating Preferred Units during such initial two year period if not limited as set forth in the immediately preceding proviso. The final redemption of all the Participating Preferred Units (and any accrued and unpaid Preferred Return) shall occur twenty years after the Initial Redemption Date (the "Final Redemption Date").

                                    Jubilee and MESH will agree to a "remedial allocation" of the LLC's profits for tax purposes such that the portion of the LLC's depreciation deductions attributable to the MESC Assets which are otherwise allocable to Jubilee will not be less than (but may exceed) what Jubilee's depreciation deductions would have been had it purchased the MESC Assets for $47,500,000.

                                    The LLC will lease the MESC Assets to the Jubilee (the "Lease"), a copy of which will be attached hereto as Exhibit C, which Lease will provide for lease payments sufficient in amount for the LLC to fund the Preferred Return and Participating Preferred Unit redemption obligations to MESH. Assuming no default under the Lease, at the end of the twenty-year lease term, Jubilee will have the right to acquire the MESC Assets from the LLC for their then fair market value. If Jubilee does not exercise its right to purchase the MESC Assets from the LLC at the end of the initial lease term or, with the consent of the LLC, renew the expired lease term, Jubilee and the LLC shall negotiate in good faith a facilities agreement whereby Jubilee will agree to purchase steam and "green" liquor (at their then fair market values) generated by the MESC Assets and the LLC will agree to purchase from Jubilee "black" liquor, as applicable (at its then fair market value) required to generate any steam proposed to be produced by the LLC using the MESC Assets.

                                    If there is a default under the Lease, MESH will have the right, to be exercised in its sole and absolute discretion, to either (i) cause the LLC to distribute the MESC Assets to MESH in redemption of the Participating Preferred Units , such MESC Assets to be immediately contributed to MESC, or (ii) cause the LLC to sell the LLC's interests in the MESC Assets and distribute the sales proceeds first to MESH up to the Liquidation Preference of (and any accrued but unpaid Preferred Return on) the Participating Preferred Units then outstanding and, thereafter, 2% and 98%, respectively, to MESH and Jubilee. In addition to the foregoing, Jubilee agrees that upon the occurrence of any default under the Lease that the operating agreement shall provide that MESH shall be the sole manager of the LLC and shall be entitled to exercise all rights and remedies of the LLC under the Lease in its sole and absolute discretion. MESH shall agree with any Lender of Jubilee financing the completion of the New Pulp Mill that such lender shall have thirty (30) days to cure any default under the Lease prior to MESH exercising any remedies following a default under the Lease.

                                    Jubilee will have the right under the Lease to acquire the MESC Assets prior to the end of the lease term by making a payment to the LLC equal to the net present value (calculated at a discount rate of 8% computed monthly) of the remaining Liquidation Preference (including any accrued but unpaid Preferred Return which would have been accrued thereon through the Final Redemption Date) on all the Participating Preferred Units then outstanding, plus the amount by which the fair market value of the MESC Assets exceeds the amount of such payment.

                                    Alternatively, Jubilee could terminate the
                                    Lease (and relinquish its option rights) in exchange for a payment to MESH equal to the net present value (calculated at a discount rate of 8% computed monthly of the remaining Liquidation Preference (including any accrued but unpaid Preferred Return which would have been accrued thereon through the Final Redemption Date) on all the Participating Preferred Units then outstanding, plus the amount by which the fair market value of the MESC Assets exceeds the amount of such payment.

                                    The LLC's sole activity will be that of
                                    holding the MESC Assets for lease to Jubilee and it will be prohibited from (i) having any business operations other than leasing the MESC Assets to Jubilee, (ii) incurring any debt without the consent of MESH, or
                                    (iii) allowing its assets to be pledged as collateral for any borrowing.

                                    Immediately prior to the closing of the
                                    Acquisition, MESC will assign to Jubilee its rights under the Option Agreement, subject (at MESC's option) to mandatory reassignment to MESC to the extent that the Acquisition is not completed. Except as set forth in the definitive agreements with KCTC, it is not contemplated that Jubilee will assume or reimburse any liabilities of MESC and/or KCTC related to the Assets (other than certain environmental liabilities negotiated with KCTC and set forth in the Asset Purchase Agreement and certain liabilities under contracts relating to the MESC Assets). The Jubilee understands that it will be required to assume (and, as applicable, agrees that it will so assume) certain obligations of KCTC as Pulp Mill Owner under the Amended and Restated Master Operating Agreement, dated as of July 13, 1995, among MESC, Scott Paper Company and S.
                                    D. Warren Company (as the same may be
                                    amended from time to time, the "MOA"), and other site agreements and documents governing the Mill site in order to have the right to operate the New Pulp Mill at the Mobile site. Such obligations are more fully described in the Asset Purchase Agreement and, as applicable, the ancillary documents thereto.

Certain  Deliveries:                (a) Concurrently with the execution
                                    and delivery of this Term Sheet, (x) Jubilee has delivered evidence reasonably satisfactory to MESC and the Committee that it has access to at least $30 million of cash equity available for investment (the
                                    "Equity Investment") in the New Pulp Mill, which Equity Investment (when made) shall be not less than 40% of the capitalization of Jubilee (exclusive of the lease obligations to the LLC) and (y) Jubilee has satisfied the "Qualified Owner" and "Qualified
                                    Operator" conditions set forth in the Option
                                    Agreement.

                                    (b) Within five (5) business days of
                                    approval by the Bankruptcy Court of the
                                    Topping Fee (as defined below), Jubilee will provide to the Trustee or other third-party designee of MESC, the Initial Equity Letter of Credit.

                                    (c) Concurrently with the closing of the Acquisition, Jubilee shall increase the amount of the Initial Equity Letter of Credit as set forth in "Additional Credit Support" below.

                                    (d) By the closing of the Acquisition,
                                    Jubilee shall make the Equity Investment available to the New Pulp Mill in form and substance satisfactory to MESC and the Committee.

                                    (e) At the closing of the Acquisition, (i)
                                    Jubilee shall execute and deliver to the LLC a recourse promissory note on terms satisfactory to MESH in the principal amount of $196,000 (or $196,000 in cash in lieu thereof), (ii) MESH shall execute and
                                    deliver to the LLC a recourse promissory note on terms satisfactory to Jubilee in the principal amount of $4,000 (or $4,000 in cash in lieu thereof), (iii) each of Jubilee and MESH shall execute and deliver the LLC formation documents (including an Operating Agreement containing the terms and conditions contained herein), (iv) Jubilee and LLC shall execute and deliver the Lease, and (v) Jubilee, MESC and MESC Retail (as defined below) shall execute and deliver the Services Agreement, a copy of which is attached hereto as Exhibit D. In addition, at the closing of the Acquisition, MESH shall contribute the MESC Assets to the LLC.

Additional Investment:              Subsequent to the closing of
                                    the Acquisition, Jubilee agrees, at its own cost, to provide any additional amounts necessary to (a) modify, reconfigure or improve the Assets to enable the New Pulp
                                    Mill to produce an average of 800 tpd of pulp which is of marketable quality and (b) comply with the applicable environmental cluster rules and any other applicable rules or laws. Such investment may be funded by debt financing obtained by Jubilee, or additional equity investment in Jubilee, or both.

                                    Non-Refundable Equity Contribution: Within five (5) business days of approval by the Bankruptcy Court of the Topping Fee, and in no way subject to any of the conditions contained herein other than those expressly set forth in this section, Jubilee shall provide a letter of credit for the benefit of the Trustee or other third-party designee of MESC in an amount of $12.5 million (the "Initial Equity Letter of Credit"). The Initial Equity Letter of Credit shall be irrevocable, and shall be in a form and on terms, and issued by a financial institution reasonably satisfactory to MESC, (a) Jubilee may, but shall not be required, to draw on the Initial Equity Letter of Credit to pay for expenses for engineering studies and evaluations for the acquisition, construction and installation of additional machinery, equipment and other property or for deposits or installment payments for such additional machinery, equipment and other property, which expenses shall be set forth in a schedule submitted to, and approved by MESC and the Committee, not to exceed two million dollars in the aggregate (collectively "Development Expense") and (b) if Jubilee fails to complete the Acquisition, MESC shall be entitled to draw upon the Initial Equity Letter of Credit and to use the proceeds thereof (x) to develop, modify, reconfigure or improve the Assets to enable the New Pulp Mill to produce an average of 800 tpd of pulp which is of marketable quality (whether or not Jubilee is involved with the same) or (y) to make payments to holders of its debt, except to the extent that Jubilee's failure to complete the Acquisition results from (i) the Bankruptcy Court not approving a plan of reorganization for MESC, (ii) the Bankruptcy Court confirming a plan of reorganization that does not include the development of the New Pulp Mill or that does not include the development of a qualified cogeneration facility by MESC or its designee at the Mobile site, (iii) there is Material (as defined in the Asset Purchase Agreement) failure to satisfy the conditions precedent in Sections 6.2, 6.3, 6.5, 6.7, 6.9, 6.10,
                                    6.11, 6.12, 6.14 and 6.15 of the Asset
                                    Purchase Agreement; provided that, Jubilee shall be obligated to use its best efforts to satisfy such conditions. If a dispute arises between MESC and Jubilee with respect to MESC's ability to draw the Initial Letter of Credit as a result of Jubilee's failure to complete the Acquisition, the parties agree that the Bankruptcy Court shall determine (which determination shall be final and binding on the parties) whether or not MESC may draw the Letter of Credit.

Additional Credit Support:          Concurrently with
                                    the closing of the Acquisition, Jubilee
                                    shall increase the amount of the foregoing
                                    Initial Equity Letter of Credit to $30
                                    million or such amount that is required of Jubilee (as determined from the plan of reorganization) to satisfy the Equity
                                    Investment, which, in either case, shall not be less than 40% of the capitalization of Jubilee (exclusive of the lease obligations to the LLC under the Lease) less any amounts already invested by Jubilee in the New Pulp
                                    Mill. Jubilee may draw on the Initial Equity
                                    Letter of Credit to make the Equity
                                    Investment; provided that, the Initial
                                    Equity Letter of Credit shall remain
                                    outstanding in a minimum amount of $10
                                    million until Jubilee's full investment of the Equity Investment amount in the New Pulp
                                    Mill.

Definitive Purchase Agreements:     Concurrently with the
                                    closing of the Acquisition, Jubilee and KCTC shall execute and deliver the definitive asset purchase agreement in the form attached hereto as Exhibit A (the "Asset
                                    Purchase Agreement") and any ancillary
                                    agreements required under the terms of the Asset Purchase Agreement or otherwise deemed necessary or advisable by the parties, including, without limitation, any agreements referred to in this Term Sheet.
                                    In addition, Jubilee, MESC, MESC Retail and
                                    MESH, as applicable, shall execute and
                                    deliver the documents and instruments
                                    necessary to form the LLC on the terms
                                    provided herein, transfer the MESC Assets to the LLC and lease the MESC Assets to Jubilee
                                    (the "MESC Purchase Agreements"), the
                                    Services Agreement and any ancillary
                                    agreements required under the terms thereof or otherwise deemed necessary or advisable by the parties to consummate the transactions outlined herein. The MESC
                                    Purchase Agreements shall include, as a
                                    minimum, (a) the formation documents of the LLC (including a satisfactory operating agreement), the Lease, the Services
                                    Agreement, and this Term Sheet, a capital contribution agreement to be negotiated between Jubilee and MESC, and the consents to the assignment by MESC to Jubilee of MESC's rights under the Option Agreement, attached as Exhibit E.

Conditions to Acquisition:          The conditions precedent
                                    to the closing of the Acquisition are those set forth in the Asset Purchase Agreement, the MESC Purchase Agreements and those set forth in the Plan of Reorganization. In addition, (a) In addition, KCTC shall not have exercised its right to terminate the KCTC settlement agreement as approved by the Bankruptcy Court by order dated January 24,
                                    2000 (as the same may be amended or
                                    modified, the "KCTC Settlement Agreement") as a result of a Material Adverse Effect (as defined in that certain Limited Waiver and Amendment, dated as of July 31, 2000 (as the same may be amended or modified, the "KCTC
                                    Waiver Agreement") among KCTC, MESC and MESH and (b) the Bankruptcy Court shall confirm a plan of reorganization that includes the development of the New Pulp Mill and that includes the development of a qualified cogeneration facility by MESC or its designee at the Mobile site.

Services Agreement:                 Jubilee shall enter into (a) an
                                    Energy Services Agreement (the "ESA") with
                                    MESC substantially in the form of Exhibit D or (b) at MESC's option, which option MESC currently intends to exercise, certain agreements (the "Split ESAs"; as used in this Term Sheet, the term "Services
                                    Agreement" refers to the structure actually chosen by MESC, whether the ESA or the Split
                                    ESAs) with MESC and an entity ("MESC
                                    Retail") formed by MESC, encompassing the terms of the ESA, to allow MESC to achieve exempt wholesale generator ("EWG") status under the Public Utility Holding Company Act
                                    ("PUHCA") and/or qualifying cogeneration facility ("QF") status under the Public
                                    Utility Regulatory Policies Act of 1978
                                    ("PURPA"). It is contemplated that the Split
                                    ESAs would comprise three agreements: (a) an agreement for the provision of power processing services by MESC Retail to Jubilee, (b) an agreement for the provision of steam processing and steam conditioning services by MESC to Jubilee, and (c) a coordination agreement among MESC Retail,
                                    MESC and Jubilee to coordinate the provision of services among the parties. MESC would also guarantee the obligations of MESC
                                    Retail under the power processing services agreement. Jubilee agrees to this structure or any other structure reasonably intended to allow MESC or an affiliate of MESC to provide the power processing services contemplated under the ESA in accordance with EWG and/or QF status.

                                    Among other things, the Services Agreement shall provide the following:

                                    i)       MESC shall provide
                                             steam-conditioning services to
                                             Jubilee on the terms and conditions
                                             contained therein;

                                    ii)      MESC (or MESC Retail) shall provide
                                             power-processing services to
                                             Jubilee on terms and conditions
                                             contained therein;

                                    iii)     MESC shall provide steam processing
                                             services to Jubilee on terms and
                                             conditions contained therein; and

                                    iv)      In exchange for the services
                                             provided by MESC or MESC Retail,
                                             Jubilee will make payments based on
                                             the pricing set forth in the ESA.

Pulp Sales and
Sappi Energy Agreement              Upon Jubilee entering into
                                    an agreement with KCTC and/or S.D. Warren
                                    Company ("Sappi") for the purchase of slush pulp or other pulp, Jubilee will pay to MESC an additional $27.81 per ton under the Services Agreement with respect to all pulp sold under such agreement not to exceed
                                    $3,000,000 per year . If Jubilee enters into an agreement with Sappi which results in Jubilee selling to Sappi at least 300 tpd of slush pulp, wet lap or any other agreement which would trigger the Jubilee's higher payment obligations under the Services
                                    Agreement, MESC or MESC Retail, as
                                    applicable, will agree to enter into an
                                    energy agreement containing market energy rates (based on energy rates at the time of the agreement) and such other terms and provisions as agreed to by Sappi and MESC or MESC Retail, as applicable.


Due Diligence:                      The Jubilee, prior to the date of
                                    this Term Sheet, has commenced its due
                                    diligence investigations concerning MESC,
                                    KCTC, the Mill and the Assets (including, without limitation, the environmental due diligence conducted by Dames & Moore) and, to the extent of the Jubilee's due diligence conducted to date, the Jubilee has not discovered any items or issues which would result in a condition to the transactions described in this Term Sheet not being met.

Conduct of Business:                The Jubilee acknowledges that
                                    the Mill is currently closed and not
                                    operating. The Jubilee further acknowledges that the recovery boiler is currently not operating is and being preserved.

Fees and Expenses:                  Except as otherwise provided
                                    in the reimbursement letter, dated January
                                    7, 2000, and the reimbursement letter, dated
                                    March 27, 2000, from MESC and CIBC WORLD
                                    MARKETS (as financial advisor to the
                                    Committee) to Jubilee (together, the
                                    "Reimbursement Letters"), each party shall bear its own legal, accounting, and other fees and expenses in connection with this Term Sheet, the negotiation of the definitive agreements and all related documents and the closing of the Acquisition. As set forth in the Reimbursement Letters, the reimbursement provided for in the Reimbursement Letters shall not apply, and no amount shall accordingly be reimbursed thereunder, if the Topping Fee set forth below is approved by the Bankruptcy Court. Within 5 business days of the execution and delivery of this Term
                                    Sheet, MESC shall file a motion with the Bankruptcy Court to approve (i) a fee in the amount of $2,000,000 payable to Jubilee from the proceeds of any sale of the Assets to another bidder subject to overbid protections set forth below (the "Topping
                                    Fee"); and (ii) sale procedures which permit
                                    MESC to consider bids for a New Pulp Mill;
                                    provided that, MESC shall be allowed to
                                    accept any such bid only to the extent that the value of the bid exceeds $50,500,000
                                    (the "Overbid Protection"). In addition to the reimbursement obligations provided under the Reimbursement Letters or the Topping
                                    Fee, as applicable, if the Acquisition is not consummated for any of the reasons set forth below in this paragraph, Jubilee shall be reimbursed by MESC for that portion of any preservation cost of the Mill paid by Jubilee after August 30, 2000 and, whether or not the Topping Fee is approved by the Bankruptcy Court, if KCTC exercises its right to terminate the KCTC Settlement
                                    Agreement as a result of a Material Adverse
                                    Effect (as defined in the KCTC Waiver
                                    Agreement) and the Acquisition is not
                                    consummated as a result of (i) the
                                    Bankruptcy Court not approving a plan of reorganization for MESC, (ii) the Bankruptcy
                                    Court confirming a plan of reorganization that does not include the development of the New Pulp Mill or that does not include the development of a qualified cogeneration facility by MESC or its designee at the Mobile site, (iii) there is Material (as defined in the Asset Purchase Agreement) failure to satisfy the conditions precedent in Sections 6.2, 6.3, 6.5, 6.7, 6.9, 6.10,
                                    6.11, 6.12, 6.14 and 6.15 of the Asset
                                    Purchase Agreement, or (iv) KCTC exercising its right to terminate the KCTC Settlement
                                    Agreement as a result of a Material Adverse
                                    Effect (as defined in the KCTC Waiver
                                    Agreement); provided that, Jubilee shall be obligated to use its best efforts to satisfy such conditions, then Jubilee shall be reimbursed for any draw by Jubilee on the Initial Equity Letter of Credit for the payment of Development Expenses to the extent permitted herein.

Cooperation:                        Commencing immediately upon the
                                    execution and delivery of this Term Sheet, and unless MESC has decided not to proceed with the New Pulp Mill, MESC and Jubilee will cooperate with each other and with KCTC and use their commercially reasonable efforts to achieve the closing of the Acquisition, and, with respect to any necessary definitive documents not covered hereby, to have such definitive documents negotiated, prepared, executed and delivered as soon as possible. MESC and Jubilee agree to negotiate all such definitive documents in good faith. Notwithstanding the foregoing, MESC reserves its rights not to proceed with the New Pulp Mill project at any time prior to consummation of the plan of reorganization and Jubilee agrees that MESC has the right to cease all efforts to achieve the closing of the Acquisition, which rights MESC may exercise in its sole and absolute discretion; provided that, to the extent such right is not exercised as a result of Jubilee's cessation of diligent efforts to consummate the Acquisition, (a) prior to approval by the Bankruptcy Court of the Topping Fee and Overbid Protection,
                                    Jubilee shall receive such reimbursement as has been previously negotiated between
                                    Jubilee and the Committee, as set forth in the Reimbursement Letters, and (b) after approval by the Bankruptcy Court of the Topping Fee and Overbid Protection set forth above, Jubilee shall receive (from the Debtor's estate) the Topping Fee.

Binding Term Sheet:                 This Term Sheet shall be binding
                                    upon and enforceable against the parties hereto. Notwithstanding the foregoing, the parties hereto hereby acknowledge that (i)
                                    MESC's obligations under this Term Sheet are subject to the approval of the Bankruptcy
                                    Court and (ii) this Term Sheet must be
                                    approved by the Committee. MESC agrees to use its commercially reasonable efforts to obtain all such approvals. The Jubilee acknowledges that MESC's undertaking to use its commercially reasonable efforts to obtain such approvals is sufficient consideration for Jubilee entering into this binding Term Sheet.

                                    Each party hereto represents, subject to the limitations set forth herein, that (a) it has full power and authority to execute and deliver this Term Sheet, (b) it has full power and authority to perform its obligations under this Term Sheet, and (c) this Term Sheet will constitute the valid and legally binding obligation of such party, enforceable in accordance with its terms and conditions, except as such enforcement is limited by bankruptcy, general principles of equity, and other similar laws.

Confidentiality:                    Commencing with the execution and
                                    delivery of this Term Sheet, MESC and
                                    Jubilee will consult with each other before issuing any press releases or otherwise making any public statements with respect to the Acquisition or the Mill Assets or the New Pulp Mill (insofar as they relate to the Acquisition), and will not issue any press release or make any other public statement prior to such consultation; and, except as may be required by law, any such press release or public statement shall be approved in writing in advance by MESC, CIBC, Jubilee and the Committee.

Confidential Disclosure Agreement:  Each of MESC and
                                    Jubilee hereby acknowledges that it has
                                    previously executed and delivered a
                                    Confidential Disclosure Agreement covering the release of certain information by each of them to the other in connection with this Term Sheet, the definitive agreements, and the proposed Acquisition (the
                                    "Confidentiality Agreement"). The parties hereby acknowledge and agree that the Confidentiality Agreement continues to be binding upon MESC and Jubilee.

Assignment:                         This Term Sheet may not be assigned by
                                    either party, without the written consent of the other party, which consent may be withheld in the other party's sole discretion. Any assignment in violation of this provision shall be void and of no force or effect.

Governing Law:                      This Term Sheet shall be governed by
                                    the laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New
                                    York).

Dispute Resolution:                 If a dispute arises out of or
                                    relates to this Term Sheet, or the breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American
                                    Arbitration Association under its then
                                    prevailing Commercial Mediation Rules,
                                    before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Term Sheet, or the breach thereof, shall be settled by arbitration carried out by three (3) arbitrators designated as hereinafter provided, and administered by the American
                                    Arbitration Association in accordance with its then prevailing Commercial Arbitration
                                    Rules. Each of Jubilee and MESC shall
                                    designate one (1) arbitrator. The two (2) arbitrators so designated shall select the third (3rd) arbitrator. In the event that such two (2) arbitrators are unable to agree upon a third (3rd) arbitrator, such arbitrator shall be selected by the American
                                    Arbitration Association. The enforcement, interpretation and procedural and substantive effect of the obligation to arbitrate created by this provision shall be governed by the Federal Arbitration Act as amended from time to time, 9 U.S.C.ss.ss. 1 et seq. The parties hereby disclaim any intention to have the substantive or procedural legal requirements of any state or other governmental body or jurisdiction, other than the law of the United States as embodied in the Federal Arbitration Act, applied to such obligation. Any such mediation or arbitration proceeding will be conducted in Atlanta, Georgia.

           IN WITNESS WHEREOF, MOBILE ENERGY SERVICES COMPANY, L.L.C. and JUBILEE PULP, INC have executed this Term Sheet on August ___, 2000.


                              MOBILE ENERGY SERVICES COMPANY, L.L.C.


                              By______________________________
                                  Name:
                                  Title:


                              JUBILEE PULP, INC.


                              By______________________________
                                  Name:
                                  Title:


Approved By:

CIBC WORLD MARKETS (as financial advisor to an ad hoc committee of MESC bondholders and acting at the direction of the Steering Committee of the MESC bondholders).


By:
   ------------------------------------------------------------
Name:___________________________
Title:____________________________

                                    Exhibit A

                            Asset Purchase Agreement

                                   (Attached)

                                    Exhibit B

                             LLC Operating Agreement

                                (To Be Attached)

                                    Exhibit C

                                      Lease

                                (To Be Attached)

                                    Exhibit D

                               Services Agreement

                                   (Attached)

                                    Exhibit E

                            Consents to Assignment of
                      Certain Rights under Option Agreement

                                (To Be Attached)

                                    Exhibit F

                                   MESC Assets

I.       Stand Alone Modicon Assets

A.       #5 Evaporators Modicon I/O Drops
B.       #8 Recovery Boiler CPU and I/O drops
C.       #6 Evaporator I/O drops (shares CPU with #8 Recovery Boiler)
D.       #8 Recovery Boiler Soot Blower CPU and I/O drops
E.       #8 Recovery Boiler Freight Elevator PLC
F.       Tank Farm PLC and I/O

II.      Stand Alone 480 volt Assets

A.       Unit Substation US-112
1.       MLC 193, 194, and 195
B.       Unit Substation 113
1.       MLC 196, 198, 200, and 202
C.       Unit Substation 114
1.       MLC 197, 199, 201, and 203

III.     Stand Alone 2400 volt Assets:

A.       Unit Substation US-111
1.       MCC 53, 54, and 55

IV.      Stand Alone CEMS Equipment

A.       Modicon PLC and I/O
B.       Stack Monitors

V.       Stand Alone 15 KV Assets

A.       15 KV Circuit Breakers X-204 and X-205

VI.      Shared Modicon Assets

A.       2 Water System Modicon PLC's and I/O drops
B.       #8 Power Boiler and #5 Evap CPU
1.       [This shared service can be separated for $75,000]

VII.     Shared 480 Volt Assets:

A.       Unit Substation US-81
1.       MLC 180 and 181
B.       Unit Substation US-82
1.       MLC 182 and 183

VIII.    Shared 2400 & 4160 Volt Assets:

A.       Unit Substation US-80
1.       MLC 51P (#8 Power Boiler FD Fans and #5 Evaporators)
a.       [This shared service can be separated for $100,000.]
2.       #1 Boiler Feedwater Pump and motor
B.       Unit Substation US-79
1.       MLC 52P (Circulating Water and Condensate Transfer Pumps)
C.       Unit Substation US-86
1.       #2 Boiler Feedwater Pump Drive and Motor

IX.      Shared 15 KV Assets

A.       15 KV Circuit Breakers W-182 and X-200